Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED ADVISORY AGREEMENT

Among

NRI REAL TOKEN ADVISORS LLC,

NRI REAL TOKEN LP,

and

NRI REAL ESTATE INVESTMENT & TECHNOLOGY, INC.

September 30, 2022

i

Article 11 OTHER SERVICES		12
Article 12 RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR		12
12.01	Relationship	12
12.02	Time Commitment	12
12.03	Investment Opportunities and Allocation	13
Article 13 THE NRI NAME		13
Article 14 TERM AND TERMINATION OF THE AGREEMENT		13
14.01	Term	13
14.02	Termination by the Company	13
14.03	Termination by the Advisor	14
14.04	Payments on Termination and Survival of Certain Rights and Obligations	14
14.05	Repurchase of Units	14
Article 15 ASSIGNMENT		14
Article 16 INDEMNIFICATION AND LIMITATION OF LIABILITY		15
16.01	Indemnification by the Company	15
16.02	Indemnification by the Advisor	15
16.03	Advisor’s Liability	16
Article 17 MISCELLANEOUS		16
17.01	Notices	16
17.02	Modification	17
17.02	Severability	17
17.04	Construction	17
17.05	Entire Agreement	17
17.06	Waiver	17
17.07	Gender	17
17.08	Titles Not to Affect Interpretation	17
17.09	Counterparts	17

ii

AMENDED AND RESTATED ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement, dated as of September 30, 2022, is among NRI Real Token Advisors LLC, a Delaware limited liability company, NRI Real Token LP, a Delaware limited partnership, and NRI Real Estate Investment & Technology, Inc. (f/k/a NRI Real Token Inc.), a Maryland corporation (the “Agreement”).

W I T N E S S E T H

WHEREAS, the parties hereto and NRI Real Token Thesis LLC entered into the Advisory Agreement on October 29, 2021 (the “Original Agreement”);

WHEREAS, the General Partner and NRI Real Token Thesis LLC have agreed to convert NRI Real Token Thesis LLC’s general partnership interest in the Company into a limited partnership interest as reflected in the Limited Partnership Agreement;

WHEREAS, due to NRI Real Token Thesis LLC ceasing to be a general partner of the Company, NRI Real Token Thesis LLC shall be removed as a party to this Agreement effective as of the date hereof;

WHEREAS, Section 17.02 of the Original Agreement requires the written agreement of all parties to the Original Agreement in order to change or modify the Original Agreement, and NRI Real Token Thesis LLC’s signature hereto shall serve solely as its acknowledgement that it has agreed to the changes to the Original Agreement reflected by this Agreement;

WHEREAS, the Company (as hereinafter defined) desires to continue to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor (hereinafter defined) and to have the Advisor undertake the duties and responsibilities hereinafter set forth on the terms set forth in this Agreement; and

WHEREAS, the Advisor is willing to undertake to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
DEFINITIONS

The following defined terms used in this Amended and Restated Advisory Agreement shall have the meanings specified below:

“Acquisition Expenses” shall have the meaning given such term in Section 10.01(i) of this Agreement.

“Advisor” means (i) NRI Real Token Advisors LLC, a Florida limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For the purposes of this Agreement, the Advisor shall not be deemed to be an Affiliate of the Company, and vice versa.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, loans and other permitted investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Board of Directors” means the Board Directors of the General Partner.

“Bylaws” means the bylaws of the General Partner, as amended from time to time.

“Charter” means the Articles of Incorporation of the General Partner, as amended, supplemented, corrected and restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means NRI Real Token LP, a Delaware limited partnership. Within the context of discussions of the operations, business and administration of the Company, the term “Company” shall mean, collectively, NRI Real Token LP and the General Partner for the purposes of this Agreement.

“Director” means a member of the Board of Directors of the General Partner.

”General Partner” means NRI Real Estate Investment & Technology, Inc. (f/k/a NRI Real Token Inc.), a Maryland corporation, as described in the Limited Partnership Agreement.

“Gross Revenues” means the gross revenues generated by the Company for an applicable period, as reasonably determined by the General Partner .

”Independent Director” means an individual other than (i) an officer or employee of the General Partner, (ii) an officer or employee of the Advisor or any of its Affiliates or (iii) any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

“Initial Asset Value” means (i) in the case of a real estate investment other than a loan which the Company originates, the gross purchase price of real estate investments acquired directly by the Company, including any debt attributable to such investments, or the Company’s pro rata share of the gross asset value of real estate investments held by entities in which the Company invests, and (ii) in the case of a loan which the Company originates, the total principal amount committed under the loan.

“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of NRI Real Token LP, dated as of even date herewith, as the same may be amended and restated from time to time.

”Limited Partnership Interests” has the meaning set forth in the Limited Partnership Agreement.

“NRI” means Nolan Reynolds International, LLC and its Affiliates.

“Offering” means the offering of the OP Units in the Company, which may be convertible at the election of the holder into the Shares of the General Partner issued in the form of Security Tokens (or, in certain circumstances at the election of the General Partner, into cash), as described in the Offering Memorandum.

“Offering Memorandum” means that certain Private Offering Memorandum of OP Units in the Company, as may be amended or supplemented from time to time.

“OP Units” has the meaning set forth in the Limited Partnership Agreement.

“Original Agreement” has the meaning set forth in the recitals.

“Person” means an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

“Properties” has the meaning set forth in the Limited Partnership Agreement.

“Property Management Agreement” means any Property Management Agreement between the Company and a Property Manager.

“Property Manager” means, collectively, NR Operations, LLC, a Florida limited partnership, Alpareno Restaurant Group, LLC, Gables Residential Services, Inc., Legacy Parking Company, LLC, Hersha Hospitality Management L.P., or in each case, an Affiliate thereof, when serving as the property manager for any property owned by the Company pursuant to a Property Management Agreement, together with any future property manager of all or any portion of the Properties.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Securities” means any class or series of units or shares of the Company or the General Partner, including shares of common stock, shares of preferred stock, units, special units or shares and any other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“Security Tokens” or “Tokens” means the representation of the Shares in digital form using blockchain technology, as may be modified or replaced from time to time.

“Shares” means shares of common stock of the General Partner; par value $.01 per share.

“Special OP Unitholder” has the meaning set forth in the Limited Partnership Agreement.

“Special OP Units” has the meaning set forth in the Limited Partnership Agreement.

“Stockholders” means the registered holders of outstanding Shares.

“Termination Date” means the date of termination of this Agreement.

“Termination Fee” means a fee payable to the Advisor upon termination of this Agreement, other than in accordance with Section 14.02, in the amount equal to three (3) times the sum of (i) the average annual acquisition fees in accordance with Section 9.01, (ii) the average annual asset management fees in accordance with Section 9.02, (iii) the average annual debt financing fees in accordance with Section 9.03; and (iv) the average annual asset disposition fees in accordance with Section 9.04, in each case earned by the Advisor during the twelve (12) month period immediately preceding the most recently completed calendar quarter prior to the termination of this Agreement.

Article 2
APPOINTMENT

The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

Article 3
DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its real estate investments to the fullest extent allowed by law. The Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.01 Offering Services. The Advisor shall manage and supervise:

(i) Development of the product offering, including the determination of the specific terms of the Securities to be offered by the General Partner and/or the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(ii) Approval of the participating broker-dealers and negotiation of the related selling agreements;

(iii) Coordination of the due diligence process relating to participating broker-dealers, placement agents and other third-party websites, and their review of the Offering Memorandum, any prospectus and other Offering and Company documents;

(iv) Preparation and approval of all marketing materials contemplated to be used by the Placement Agents (as defined in the Offering Memorandum) or others in the Offering of the Company’s and General Partner’s Securities;

(v) Negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

(vi) Negotiations and coordination with one or more Alternative Trading Systems (each an “ATS” or collectively, “ATSs”) and licensed custodians with respect to the possible trading of the Security Tokens, in whole or fractional interests;

(vii) Creation and implementation of various technology and electronic communications related to the Offering of the Company’s and the General Partner’s Securities; and

(viii) All other services related to organization of the Company, the General Partner or the Offering, whether performed and incurred by the Advisor or its Affiliates.

3.02 Acquisition Services.

(i) Serve as the Company’s investment advisor and obtain certain market research and economic and statistical data in connection with the Company’s real estate investments and investment objectives and policies;

(ii) Subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which real estate investments will be made; and (c) acquire real estate investments on behalf of the Company;

(iii) Oversee the due diligence process;

(iv) Prepare reports regarding prospective investments which include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(v) Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company; and

(vi) Negotiate and execute approved investments and other transactions.

3.03 Asset Management Services.

(i) Investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(ii) Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company;

(iii) Monitor and evaluate the performance of investments of the Company;

(iv) Provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(v) Coordinate with any Property Manager; and

(vi) Coordinate and manage relationships between the Company and any joint venture partners.

3.04 Accounting and Other Administrative Services:

(i) Manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;

(ii) From time-to-time, or at any time reasonably requested by the Board of Directors, make reports to the Board of Directors on the Advisor’s performance of services to the Company under this Agreement;

(iii) Coordinate with the Company’s independent accountants and auditors to prepare and deliver to the General Partner’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Advisory Agreement;

(iv) Provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(v) Provide financial and operational planning services and portfolio management functions;

(vi) Maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial and other reports and returns required to be filed by the General Partner with the Securities and Exchange Commission and any other regulatory agency, including annual and quarterly financial statements, in each case as applicable;

(vii) Maintain all appropriate books and records of the Company;

(viii) Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(ix) Supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(x) Provide the Company with all necessary cash management services;

(xi) Manage and coordinate with the transfer agent the distribution process and payments to stockholders of the General Partner and partners of the Company;

(xii) Consult with the directors and officers of the General Partner and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(xiii) Provide the directors and officers of the General Partner with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;

(xiv) Consult with the directors and officers of the General Partner and the Board of Directors relating to the corporate governance structure and appropriate policies and procedures related thereto;

(xv) Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the General Partner to comply with applicable law; and

(xvi) Assist the General Partner in exercising and executing its rights and obligations in accordance with agreements between the General Partner and the ATSs and custodians with respect to the trading of the Security Tokens on the secondary market.

3.05 Stockholder Services.

(i) Manage communications with stockholders, including preparing and sending written and electronic reports and other communications; and

(ii) Establish technology infrastructure to assist in providing stockholder support and service.

3.06 Financing Services.

(i) Identify and evaluate potential financing and refinancing sources, engaging a third-party broker, if necessary;

(ii) Negotiate terms, arrange and execute financing agreements;

(iii) Manage relationships between the Company and its lenders; and

(iv) Monitor and oversee the service of the Company’s debt facilities and other financings.

3.07 Disposition Services.

(i) Consult with the Board of Directors and provide assistance with the evaluation and approval of potential asset dispositions, sales or other liquidity events; and

(ii) Structure and negotiate the terms and conditions of transactions pursuant to which real estate investments may be sold.

Article 4
AUTHORITY OF ADVISOR

4.01 General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor to the fullest extent allowed by law. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may from time to time deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to applicable law and the limitations on the rights and powers of the Advisor specifically set forth in this Agreement and the Charter and Bylaws.

4.02 Powers of the Advisor. Subject to the investment parameters established by the Board of Directors, with the aid of a business plan prepared by Advisor and taking into account requirements of any applicable mortgage or other loan agreement, and the delegation of authority to the Advisor to make investments on behalf of the Company, to the fullest extent allowed by law be vested in the Advisor, Advisor shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement, including without limitation the acquisition of additional investment properties.

4.03 Approval by Directors.

(i) The Advisor will deliver to the Board of Directors all documents required by it to properly evaluate any proposed investment.

(ii) If the Charter, the Bylaws or applicable law requires, or the Board of Directors deems it advisable, that a transaction be approved by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed real estate investment. The prior approval of a majority of the Independent Directors will be required for each transaction between the Company, on the one hand, and the Advisor or its Affiliates, on the other hand, unless the Board of Directors determines to submit the matter to a stockholder vote or determines that the transaction is otherwise fair and reasonable to the Company.

Article 5
BANK ACCOUNTS

The Advisor will maintain one or more bank accounts in the name of the Company and will collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company. Notwithstanding the foregoing, no funds shall be commingled with the funds of the Advisor.

Article 6
RECORDS AND FINANCIAL STATEMENTS

The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with United States generally accepted accounting principles (“GAAP”), which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports which by their nature require a deviation from GAAP. The Advisor shall maintain necessary liaison with the Company’s independent accountants and shall provide such accountants with such reports and other information as the Company shall request.

Article 7
LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action which, in its sole judgment made in good faith, would (i) adversely affect the ability of the General Partner to qualify or continue to qualify to be taxed as a REIT, (ii) subject the Company or the General Partner to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company, the General Partner or their Securities, or (iv) violate the Charter or Bylaws. In the event an action that would violate (i) through (iv) of the preceding sentence but such action has been ordered by the Board of Directors acting on behalf of the General Partner, the Advisor shall notify the Board of Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. In such event, the Advisor shall, to the fullest extent allowed by law, have no liability for acting in accordance with the specific instructions of the Board of Directors so given. Notwithstanding the foregoing, none of the Advisor, its Affiliates and none of their managers, directors, officers, employees and equityholders, shall be liable to the Company, the General Partner, the Board of Directors or the Stockholders for any act or omission by such Persons or individuals, except as provided in this Agreement. THE PARTIES HERETO INTEND THAT THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION BE CONSTRUED AND APPLIED AS WRITTEN NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, THE LIMITATION OF LIABILITY SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE RULE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON A PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS SECTION, THE LIMITATION OF LIABILITY SET FORTH HEREIN SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY TO A PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

Article 8
RELATIONSHIP WITH DIRECTORS AND OFFICERS

Managers, Directors, officers and employees of the Advisor or any direct or indirect Affiliate of the Advisor may serve as Directors, and as officers of the General Partner, except that no manager, director, officer or employee of the Advisor or any of its Affiliates who also is a Director or officer of the General Partner shall receive any compensation from the Company or General Partner for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board of Directors.

Article 9
FEES

9.01 Acquisition Fees. The Company will pay the Advisor in cash or OP Units, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor, as compensation for services including those described in Section 3.02, an acquisition fee of 1.0% of the Initial Asset Value of each real estate investment acquired by the Company, as well as reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition, accompanied by a computation of the fee. The fee shall be payable within ten business days after receipt of the invoice by the Company.

9.02 Asset Management, Accounting and Other Administrative Services Fees. The Company will pay the Advisor in cash or OP Units, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor, as compensation for services including those described in Section 3.03, an asset management fee in accordance with this Section 9.02, as well as reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. This asset management fee shall be earned monthly and the amount of this asset management fee payable monthly, in arrears, by the Company to the Advisor equal 0.083% per month (equivalent to 1.00% per annum) of the Company’s Gross Revenues for such month, determined as of the last day of each month. Notwithstanding anything herein to the contrary, under no circumstances shall the asset management fee be less than zero.

9.03 Debt Financing Fees. The Company will pay the Advisor in cash or OP Units, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor, as compensation for services including those described in Section 3.06, debt financing fees in accordance with this Section 9.03, as well as to reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. The debt financing fees shall equal (i) $ ONE MILLION AND 00/100 ($1,000,000.00) in consideration of the mortgage and mezzanines loans closed on May 10, 2021 with Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company, and (ii) 1.0% of the amount of any further debt financing obtained, assumed or entered into by, or on behalf of, the Company or the General Partner, or the pro rata share of any debt financing obtained, assumed or entered into by, or on behalf of, a joint venture in which the Company and/or the General Partner has an interest. The debt financing fees payable to Advisor hereunder are in addition to any loan guaranty fee payable to the Special OP Unitholder or any of its Affiliates, as specified in the Limited Partnership Agreement.

9.04 Disposition Fees. The Company will pay the Advisor in cash or OP Units, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor, as compensation for providing a substantial amount of services in an effort to sell real estate investments, including the services described in Section 3.07, disposition fees in accordance with this Section 9.04, as well as to reimburse the Advisor for all expenses incurred by the Advisor in connection with such services as required by Article 10. The disposition fees shall equal 1.0% of (i) the sales price of any real estate investment sold, that is owned directly by the Company, and (ii) when the Company owns the real estate investment indirectly through another entity, the Company’s pro rata share of the sales price of any real estate investment sold by that entity.

Article 10
EXPENSES

10.01 General. In addition to the compensation paid to the Advisor pursuant to Article 9 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

(i) acquisition expenses incurred in connection with the selection and acquisition of real estate investments, including such direct expenses incurred related to real estate investments pursued or considered but not ultimately acquired by the Company;

(ii) the actual out-of-pocket cost of goods and services used by the Company or the General Partner and obtained from entities not Affiliated with the Advisor, including brokerage fees paid in connection with the purchase and sale of real estate investments;

(iii) taxes and assessments on income or assets and taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business or income;

(iv) out-of-pocket costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

(v) all out-of-pocket expenses in connection with payments to the Board of Directors and meetings of the Board of Directors and Stockholders;

(vi) personnel and related employment direct costs incurred by the Advisor or its Affiliates (a) in performing the services described in Section 3.05 and in providing professional services for the Company and the General Partner in-house, including legal services, tax services, internal audit services, technology-related services and services in connection with compliance with applicable laws and regulations, or (b) as otherwise approved by Independent Directors, including, but not limited to, salary, benefits, burdens and overhead of all employees directly involved in the performance of such services, plus all out-of-pocket costs incurred;

(vii) out-of-pocket expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(viii) audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Independent Directors or any committee of the Board of Directors;

(ix) out-of-pocket costs for the Company to comply with all applicable laws, regulation and ordinances;

(x) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder; and

(xi) all other out-of-pocket costs necessary for the operation of the Company and its real estate investments.

Except as specifically provided for above in (vi), or as contemplated by Article 11, the expenses and payments subject to reimbursement by the Company in this Section 10.01 do not include personnel and related direct employment or overhead costs of the investment personnel of the Advisor or its Affiliates. The Company shall also reimburse the Advisor or Affiliates of the Advisor for all expenses incurred on behalf of the Company or the General Partner prior to the execution of this Agreement.

10.02 Reimbursement to Advisor. Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed to the Advisor within ten (10) business days after the Advisor provides the Company with an invoice and/or supporting documentation relating to such reimbursement.

Article 11
OTHER SERVICES

Should (i) the General Partner request that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (ii) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 10 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, and shall not be deemed to be services pursuant to the terms of this Agreement.

Article 12
RELATIONSHIP OF ADVISOR AND COMPANY; OTHER ACTIVITIES OF THE ADVISOR

12.01 Relationship. To the fullest extent allowed by law, the Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee, or equity holder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

12.02 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and other Affiliates of NRI and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

12.03 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company.

Article 13
THE NRI NAME

The Advisor, NRI and their Affiliates have a proprietary interest in the acronym “NRI”. The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the acronym “NRI” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain NRI or an Affiliate thereof to perform the services of Advisor, the Company (including the General Partner) will, promptly after receipt of written request from NRI, cease to conduct business under or use the name Nolan Reynolds International or the acronym “NRI” or any derivative thereof and the Company and the General Partner shall change the name of the Company and the General Partner to a name that does not contain the acronym “NRI” or any other letters, word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the acronym “NRI”. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “NRI” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the General Partner.

Article 14
TERM AND TERMINATION OF THE AGREEMENT

14.01 Term. This Agreement shall have an initial term of two years from the date of the Original Agreement. This Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. Any such renewal must be approved by a majority of the Independent Directors. The General Partner (through the Independent Directors) will evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

14.02 Termination by the Company. This Agreement may be terminated immediately by the Company upon (i) any fraudulent conduct, criminal conduct, willful misconduct or the negligent breach of fiduciary duty of or by the Advisor, (ii) a material breach of this Agreement by the Advisor not cured within 10 business days after the Advisor receives written notice of such breach, or (iii) an event of the bankruptcy of the Advisor or commencement of any bankruptcy or similar insolvency proceedings of the Advisor.

14.03 Termination by the Advisor. This Agreement may be terminated immediately by the Advisor in the event of (i) the bankruptcy of the Company or commencement of any bankruptcy or similar insolvency proceedings of the Company, or (ii) any material breach of this Agreement by the Company not cured by the Company within ten 10 business days after written notice thereof.

14.04  Payments on Termination and Survival of Certain Rights and Obligations. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination (1) the Termination Fee, and (2) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement. The Advisor shall promptly upon termination:

(a) pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;

(c) deliver to the Directors all assets and documents of the Company then in the custody of the Advisor; and

(d) cooperate with the Company to provide an orderly transition of advisory functions.

Upon the expiration or termination of this Agreement, neither party shall have any further rights or obligations under this Agreement, except that Articles 13, 14, 16 and 17 shall survive the termination or expiration of this Agreement.

14.05 Repurchase of Units.

The Company shall repurchase or redeem the Limited Partnership Interests held by the Advisor or any of the Advisor’s affiliates as required by the Limited Partnership Agreement.

Article 15
ASSIGNMENT

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the General Partner by approval of a majority of the Independent Directors. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board of Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor.

Article 16
INDEMNIFICATION AND LIMITATION OF LIABILITY

16.01  Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective managers, officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Florida, the Charter, Bylaws or Agreement of Limited Partnership of the Company, provided that: (i) the Advisor and its Affiliates have determined that the course of conduct which caused the loss or liability was in the best interests of the Company, (ii) the Advisor and its Affiliates were acting on behalf of or performing services for the Company, (iii) the indemnified claim was not the result of gross negligence, misconduct, or fraud of the indemnified person or resulted from a breach of the agreement by the Advisor, and (iv) in the event the loss, liability or expense arises from or out of an alleged violation of federal or state securities laws by the Advisor or its Affiliates, the conditions set forth in Section 6.3 of the Limited Partnership Agreement must be satisfied (deeming, for purposes of this Agreement, that the Advisor or its Affiliates are each an “Indemnitee” as such term is used in such clauses) for the Company to provide such indemnification. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from the Stockholders.

16.02  Indemnification by the Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses, including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any of the Advisor’s advice or recommendation. THE PARTIES HERETO INTEND THAT THE INDEMNITIES SET FORTH IN THIS AGREEMENT BE CONSTRUED AND APPLIED AS WRITTEN NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, THE INDEMNITIES SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, AND TO THE EXTENT PROVIDED IN THIS AGREEMENT, APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE RULE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE INDEMNITIES SET FORTH HEREIN SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY TO AN INDEMNIFIED PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

16.03  Advisor’s Liability

(i) Notwithstanding any other provisions of this Agreement, in no event shall the Company make any claim against Advisor, or its Affiliates, on account of any good faith interpretation by Advisor of the provisions of this Agreement (even if such interpretation is later determined to be a breach of this Agreement) or any alleged errors in judgment made in good faith and in accordance with this Agreement in connection with the operation of the operations of the Company hereunder by Advisor or the performance of any advisory or technical services provided by or arranged by the Advisor. The provisions of this Section 16.3(i) shall not be deemed to release Advisor from liability for its gross negligence.

(ii) The Company shall not object to any expenditures made by the Advisor in good faith in the course of its performance of its obligations under this Agreement or in settlement of any claim arising out of the operation of the Company unless such expenditure is specifically prohibited by this Agreement. The provisions of this Section 16.03(ii) shall not be deemed to release Advisor from liability for its gross negligence.

(iii) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DAMAGES BASED ON LOSS OF INCOME, PROFIT OR SAVINGS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF THE OTHER PARTY OR PERSON, INCLUDING THIRD PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, AND ALL SUCH DAMAGES ARE EXPRESSLY DISCLAIMED. IN NO EVENT WILL ADVISOR’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EVER EXCEED THE TOTAL AMOUNT OF FEES IT ACTUALLY RECEIVES FROM THE COMPANY PURSUANT TO ARTICLE 9.

(iv) THE PARTIES HERETO INTEND THAT THE RELEASE FROM LIABILITY SET FORTH IN SECTION 16.03 BE CONSTRUED AND APPLIED AS WRITTEN NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, THE RELEASE FROM LIABILITY SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE RULE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON A PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED IN SECTION 16.03, THE RELEASE FROM LIABILITY SET FORTH HEREIN SHALL, TO THE FULLEST EXTENT ALLOWED BY LAW, APPLY TO A RELEASED PERSON’S SOLE, CONCURRENT OR CONTRIBUTORY ACTIVE OR PASSIVE NEGLIGENCE OR STRICT LIABILITY. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

Article 17
MISCELLANEOUS

17.01  Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Company, the General Partner or the Directors:

NRI Real Token LP
c/o NRI Real Estate Investment & Technology, Inc.
1340 S. Dixie Highway
Coral Gables, Fl 33134

To the Advisor:

NRI Real Token Advisors LLC
1340 S. Dixie Highway
Coral Gables, FL 33134

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 17.01.

17.02  Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto, or their respective successors or assignees.

17.03  Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17.04  Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

17.05  Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

17.06  Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.07  Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

17.08  Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

17.09  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NRI Real Token LP

By:	NRI Real Estate Investment & Technology Inc.
Its:	General Partner

	By:	/s/ Brent Reynolds
	Name:	Brent Reynolds
	Title:	President and Chief Executive

NRI Real Token Advisors LLC

By:	Nolan Reynolds International, LLC
Its:	Sole Member

	By:	/s/ Brent Reynolds
	Name:	Brent Reynolds
	Title:	Manager

NRI Real Estate Investment & Technology Inc.

	By:	/s/ Brent Reynolds
	Name:	Brent Reynolds
	Title:	President and Chief Executive Officer

By signing below, NRI Real Token Thesis LLC acknowledges its agreement to the changes to the Original Agreement as reflected by this Agreement as of the date and year first above written.

NRI Real Token Thesis LLC

By:	/s/ Brent Reynolds
Name:	Brent Reynolds
Title:	Authorized Representative

[Signature Page for Amended and Restated Advisory Agreement]